                                                                   Exhibit 12.1

Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)

                                               Three
                                               Months           Years Ended
                                                Ended           December 31,
                                              March 31,   ----------------------
                                                2001        2000        1999(1)
                                                ----        ----        ------
                                            (Unaudited)
Earnings
--------
Income before income taxes and minority
     interest                                    $  598     $1,955     $1,255

Interest expense                                     52        247        233

Portion of rents representative of
the interest factor                                  28        120        121

Amortization of capitalized interest                 --         --          1
                                                 ------     ------     ------
                                                 $  678     $2,322     $1,610
                                                 ======     ======     ======
Fixed Charges
-------------
Interest expense                                 $   52     $  247     $  233

Portion of rents representative of
the interest factor                                  28        120        121
                                                 ------     ------     ------
                                                 $   80     $  367     $  354
                                                 ======     ======     ======

Ratio of Earnings to Fixed Charges                  8.5        6.3        4.5

                                                            Years Ended
                                                            December 31,
                                                   1998       1997(2)     1996
                                               ---------------------------------
Earnings
--------
Income before income taxes and minority
     interest                                    $1,305     $  715     $  668

Interest expense                                    140        107         61

Portion of rents representative of
the interest factor                                 104         88         72

Amortization of capitalized interest                  1          1          1
                                                 ------     ------     ------
                                                 $1,550     $  911     $  802
                                                 ======     ======     ======
Fixed Charges
-------------
Interest expense                                 $  140     $  107     $   61

Portion of rents representative of
the interest factor                                 104         88         72
                                                 ------     ------     ------
                                                 $  244     $  195     $  133
                                                 ======     ======     ======

Ratio of Earnings to Fixed Charges                  6.4        4.7        6.0

(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.
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